EXHIBIT 99.01

Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

Shire to add new orphan drug to its HGT portfolio – EU launch imminent

•
Shire proposes acquisition of biotechnology company, Jerini AG for an equity purchase price of €328 million adding hereditary angioedema (HAE) product, FIRAZYR®, to its Human Genetic Therapies (HGT) portfolio

•	FIRAZYR peak annual global sales expected to be around $350-400 million, based on current expectation of the competitive environment
•	Expected to be accretive for Non GAAP earnings by the second half of 2010
•
Acquisition to bring worldwide rights to FIRAZYR (Icatibant), a peptide based therapeutic for HAE which has received a positive opinion from the Committee for Medicinal Products for Human Use (CHMP); European Commission approval expected in Q3 2008

•	FIRAZYR launch anticipated in EU in 2H 2008 generating revenues this year
•	Shire will work with Jerini and the FDA to pursue the approval of FIRAZYR in the US and seek to obtain approvals in the rest of the world
•	Orphan designation in the EU and US: approximately 10,000 HAE diagnosed patients; estimated prevalence is one in 50,000 individuals
•	First-in-class HAE therapy that provides rapid access in a convenient, pre-filled syringe formulation to be administered subcutaneously
•	Highly complementary fit with Shire’s portfolio of specialist products; FIRAZYR expected to benefit significantly from Shire’s global infrastructure and expertise
•	Jerini’s other assets include Jerini Ophthalmic, Inc. and JPT Peptide Technologies GmbH
•	Unanimous support from Jerini’s Supervisory and Management boards

Analysts/Investors Conference call at 11am BST/6am EDT – details below

Basingstoke, UK and Cambridge MA, US – July 3, 2008 – Shire Limited (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, announced today that Maia Elfte Vermögensverwaltungs-GmbH, to be renamed "Shire Deutschland Investments GmbH", a German indirect subsidiary of Shire Limited, will launch a voluntary public takeover offer for shares in Jerini AG (FSE:JI4, ISIN: DE0006787476), the publicly listed German biotechnology company. Jerini's Supervisory and Management Boards unanimously support the transaction and will recommend acceptance of the offer to its shareholders.

Jerini’s lead compound, FIRAZYR is a first-in-class orphan drug developed for the symptomatic treatment of acute attacks of hereditary angioedema (HAE). HAE is a debilitating and potentially life-threatening genetic orphan disease characterized by unpredictable recurring swelling attacks in the hands, feet, face, larynx, and abdomen. The European launch of the product is anticipated for the second half of 2008.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

Terms of the offer
Shire will offer €6.25 per share in cash for all issued Jerini shares valuing the company at €328 million. The acquisition will be funded out of Shire’s current cash  resources and is expected to be accretive for Non GAAP earnings by the second half of 2010.

It is anticipated that the offer to Jerini’s shareholders will be open for acceptance until the end of Q3 2008 and is contingent upon the fulfilment of certain customary terms and conditions, including approval by relevant merger control authorities.

In addition, Shire has entered into purchase agreements with members of the Management and Supervisory Boards along with a number of the major institutional shareholders, committing 53% of Jerini’s existing share capital (prior to the capital increase), and in addition is investing €21 million in return for the subscription for newly-issued shares which correspond to 9% of Jerini’s increased share capital. This will provide Jerini with sufficient cash to initiate the imminent launch of FIRAZYR in Europe, which may begin prior to completion of the transaction.

Once the offer document is published and circulated to Jerini’s shareholders, details will be available on www.Shire.com as well as on www.Jerini.com.

Strategic rationale for the transaction
The acquisition brings a new addition to Shire’s portfolio of treatments for rare disorders, prescribed by specialist physicians.  The development of FIRAZYR will benefit significantly from Shire HGT’s global infrastructure, specialist sales, medical and regulatory teams, orphan drug know-how and financial support.

In addition to the bridging finance, Shire will provide support from its established HGT commercial team in Europe to raise awareness of HAE, build Centers of Excellence and facilitate patient identification and treatment, similar to its successful strategy with its current orphan drugs ELAPRASE® (idursulfase) and REPLAGAL® (agalsidase alfa).  Shire will also use its growing global infrastructure to support the launch of FIRAZYR as it gains approval elsewhere in the world.

On completion of the acquisition, Shire will conduct a strategic review of Jerini’s other assets including Jerini Ophthalmic, Inc., a US subsidiary which is developing a treatment for Wet Age-related Macular Degeneration (AMD) and JPT Peptide Technologies GmbH, a peptide manufacturing operation which produces complex synthetic peptides.

Global development of FIRAZYR
Using its expertise in the US drug approval process, and experience of rare disease treatments, Shire will assist Jerini in pursuing US Food and Drug Administration (FDA) approval for the FIRAZYR new drug application (NDA), following Jerini’s receipt of a ‘not approvable’ letter in April 2008.  Shire is confident that FIRAZYR could obtain US approval after the issues raised in this ‘not approvable’ letter have been addressed. These issues were connected with efficacy data and not drug safety.  A complete response will be submitted to the FDA within the next three to four months, and a path forward will be agreed with the agency for future registrations.

In addition, Shire will seek to support Jerini in its launch of this product in other markets, consistent with Shire’s globally expanding footprint. Shire estimates that FIRAZYR could reach global peak sales of around $350-400 million during the next decade with over half of these sales coming from the EU.

Shire Chief Executive, Angus Russell comments:

“The proposed acquisition of Jerini would bring to Shire a new drug that is highly complementary to our HGT portfolio, which we have been developing since 2005 as part of our clear, overall focus on specialist drugs.  Consistent with our strategy, FIRAZYR is a product which satisfies a high unmet medical need and treats a morbidly symptomatic disorder. With orphan designation in both Europe and the US, and a launch in Europe in the second half of this year, the acquisition will bring near term revenues as well as contribute to Shire’s longer term growth.”

Sylvie Grégoire, President of Shire Human Genetic Therapies, adds:

“HAE is a rare, serious orphan disease with a high unmet need. Very little alternative treatment is available today to patients suffering with this debilitating and sometimes life threatening disease.  FIRAZYR is the first quickly accessible product to treat HAE patients offered in a convenient pre-filled syringe for subcutaneous administration. FIRAZYR not only fits our HGT portfolio but also leverages our capabilities of building successful global products for rare diseases.”

Prof. Dr. Jens Schneider-Mergener, chairman of Jerini AG’s Management Board, said: “We are delighted to have found with Shire the right partner.  Firazyr® will soon be available to HAE patients in Europe, and we are confident that Shire’s commercial expertise will ensure its successful market introduction in all 27 EU countries.”

About FIRAZYR
In development since 2001, FIRAZYR is a first-in-class compound, which works by blocking the B2 receptor as an antagonist to the peptide-hormone bradykinin. Bradykinin has been shown to be elevated in HAE patients and responsible for edema formation during HAE attacks. FIRAZYR has been granted orphan drug status for the symptomatic treatment of acute attacks of angioedema by the European Medicines Agency (EMEA) and the US FDA, potentially securing, upon approval, market exclusivity for ten and seven years, respectively. Among the key benefits of FIRAZYR for patients, are its safety and efficacy profile demonstrated in clinical studies to date, subcutaneous administration, and room temperature stability.  FIRAZYR will be packaged in a pre-filled syringe.

About Hereditary Angioedema (HAE)
HAE is a debilitating and potentially life-threatening genetic disease characterized by unpredictable recurring swelling attacks in the hands, feet, face, larynx, and abdomen. It is estimated that approximately 10,000 patients in the US and Europe have been diagnosed with HAE.  HAE attacks affecting the face, hands, and feet can be disfiguring, while attacks in the gastrointestinal tract result in severe pain caused by swelling in the intestinal wall.  Attacks that affect the larynx are life-threatening because swelling of the larynx constricts the upper airways and can lead to death by suffocation.  Patients frequently experience such episodes (up to 20 in a year).

The prevalence of HAE is estimated as one in 50,000 people with approximately 10,000 HAE patients in the European Union region, 7,000 in the US/Canada and 8,000 patients in Latin America and ROW. As awareness of the condition is low, it is estimated that only 50% of HAE patients in the world are correctly diagnosed and managed today.

About Shire (LSE: SHP, NASDAQ: SHPGY)
Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions. Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe. Shire believes that a carefully selected portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

About Jerini AG (FSE:JI4)
Jerini is a pharmaceutical company based in Berlin, Germany, focusing on the discovery, development, and commercialization of novel peptide-based drugs. As of 31st March 2008 Jerini had gross assets of €36.1 million and in the year ended 31 December 2007 made a net loss of €29m. The company pursues disease indications that have limited or no treatment options and has built a drug pipeline composed of its own programs, as well as others in collaboration with established partners. Jerini’s lead compound, FIRAZYR, is a first-in-class compound developed for the treatment of HAE and European product launch is planned in the second half of 2008. Jerini has also established several in-house development programs, which address indications within the therapeutic areas of ophthalmology, oncology, and inflammatory disease. For more information, please see www.Jerini.com.

DISCLAIMER

This press release is neither an offer to purchase nor a solicitation of an offer to sell shares in Jerini AG, nor an offer to purchase or sell any other securities. The terms and conditions of the voluntary public takeover offer will be published in the offer document only after the permission of the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht, BaFin) has been obtained. Investors and holders of shares in Jerini AG are strongly advised to read the relevant documents regarding the takeover offer when they become available because they will contain important information.

Advisers
Deutsche Bank are acting as advisers to Shire Limited and Credit Suisse are acting as advisers to Jerini AG.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of pharmaceutical research, product development including, but not limited to the successful development of JUVISTA® (Human TGF (Beta) 3) and veleglucerase alfa (GA-GCB); manufacturing and commercialization including, but not limited to, the establishment in the market of VYVANSE™ (lisdexamfetamine dimesylate) (Attention Deficit and Hyperactivity Disorder (“ADHD”)); the impact of competitive products, including, but not limited to, the impact of those on Shire’s ADHD franchise; patents, including but not limited to, legal challenges relating to Shire’s ADHD franchise; government regulation and approval, including but not limited to the expected product approval date of INTUNIV™ (guanfacine extended release) (ADHD); Shire’s ability to secure new products for commercialization and/or development; and other risks and uncertainties detailed from time to time in Shire’s filings with the Securities and Exchange Commission, including Shire Limited’s Annual Report on Form 10-K for the year ended December 31, 2007.

There will be a conference call for investors and analysts hosted by Angus Russell, Shire Chief Executive and Sylvie Grégoire, President of Shire Human Genetic Therapies at 11am BST/6am EDT

Live conference call for investors:
UK – 020 3023 4496
USA – 1866 966 5335
Password – Shire

Live Webcast:
The call will also be available live over the Internet via audio webcast, accessible through www.shire.com in the investors section.  A slide presentation to accompany the call will also be available on the Shire website.

Replay:
A replay of the presentation will be available for two weeks.  Details are as follows:
UK and International dial in – +44 208 196 1998
US dial in – 1 866 583 1035
Pin code – 3008632#
Webcast replay www.shire.com, in the Investors section

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 484 595 8252
Media	Jessica Mann (Global)	+44 1256 894 280
	Jessica Cotrone (North America, HGT)	+1 617 613 4640

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX